NEWS
For Immediate Release                      From MasTec, Inc.
January 16, 1998                           3155 N.W. 77th Avenue
                                           Suite 135
                                           Miami, Florida 33122-1205
                                           Tel :    (305) 599-1800
                                           Fax :    (305) 406-1908
                                           For more information contact:
                                           Edwin D. Johnson,
                                           Chief Financial Officer
                                           ejohnson@mastec.com


                 MASTEC, INC. ANNOUNCES SENIOR NOTE OFFERING AND
                                TWO ACQUISITIONS

     MIAMI, FL - MasTec, Inc. (NYSE: MTZ) announced today its intent to issue $150 million in senior subordinated notes due in 2008. Proceeds from the offering will be used for general corporate purposes, including acquisitions, working capital and capital expenditures. The notes have not been registered under the securities act or any state securities laws and may not be offered or sold except pursuant to an exemption from the registration requirements of the securities act and applicable state securities laws.

     The Company also announced the acquisition of Weeks Construction Company of Asheboro, North Carolina and M.E. Hunter of Atlanta, Georgia. Both companies provide outside plant infrastructure services in Virginia, Tennessee, North and South Carolina, Georgia, Alabama and Florida. These companies generated approximately $45 million in combined revenue last year.

     Jorge Mas, MasTec Chairman and Chief Executive Officer, said: "The impetus of our strategic plan, which entails growth, coupled with today's attractive interest rate environment make this the ideal time to obtain long term financing for the company. Our position as the principal consolidator in a still fragmented industry, coupled with strong access to capital, provides us with a unique opportunity for rapid expansion and enhancement of shareholder value."

     Opening the Lines of Communication (R) worldwide, MasTec is one of the world's leading telecommunications and related infrastructure service providers, serving clients throughout the United States, Latin America and Spain.

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